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                                                                   EX-99.B10.(A)


[VEDDER PRICE LETTERHEAD]


                                                        April 28, 1998


Investors Fund Series
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Investors Fund Series (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the Kemper-Dreman Financial Services Portfolio (the "Financial Services Portfolio"), Kemper-Dreman High Return Equity Portfolio (the "High Return Portfolio"), Kemper
International Growth and Income Portfolio (the "International Growth and Income Portfolio") and Kemper Global Blue Chip Portfolio (the "Global Blue Chip Portfolio" and collectively, the "Portfolios").

     We have acted as counsel to the Fund and the High Return Portfolio and as special counsel to the Financial Services, International Growth and Income and Global Blue Chip Portfolios, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and upon the opinion dated April 28, 1998 by Ropes & Gray of Boston, Massachusetts, and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998 and the By-Laws of the Fund adopted January 22, 1987 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on January 22, 1987 and March 18, 1998 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a legally organized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) upon the issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares

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VEDDER PRICE

Investors Fund Series
April 28, 1998
Page 2

will be legally issued and outstanding, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the opinion from Ropes & Gray).

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                Very truly yours,


                               Vedder, Price, Kaufman & Kammholz
                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ



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